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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15

     Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-28908


                             U.S. FRANCHISE SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)


                               13 CORPORATE SQUARE
                                   SUITE 250
                               ATLANTA, GA 30329
                                  (404) 321-4045

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
               (Title of each class of securities covered by this Form)


                                        NONE
            (Titles of all other classes of securities for which a duty to file reports under Section 13(a)or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)    [  ]
               Rule 12g-4(a)(1)(ii)  [  ]     Rule 12h-3(b)(2(i)      [  ]
               Rule 12g-4(a)(2)(i)   [  ]     Rule 12h-3(b)(2)(ii)    [  ]
               Rule 12g-4(a)(2)(ii)  [  ]     Rule 15d-6              [  ]
               Rule 12h-3(b)(1)(i)   [X]

     Approximate number of holders of record as of the certification or notice date: 51

                                      SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Franchise Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 7, 2000                           U.S. FRANCHISE SYSTEMS, INC.


                                                 By:   /s/ Stephen D. Aronson
                                                       -----------------------
                                                 Name:  Stephen D. Aronson
                                                 Title: Vice President, General
                                                        Counsel and Secretary